-----------------

     FORM 3                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549
-----------------

                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                              Filed pursuant to Section 16(a) of the Securities
                                 Exchange Act of 1934, Section 17(a) of the
                                Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Requiring         4. Issuer Name and Ticker or Trading Symbol
                                                    Statement (Month/Day/Year)

MILESTONE HOLDING ONE, INC.                               May 8, 2002               WACKENHUT CORRECTIONS CORPORATION

-------------------------------------------------------------------------------------------------------------------------------
(Last)        (First)            (Middle)        3.  I.R.S. Identification          5.  Relationship of Person to Issuer
                                                     Number of Reporting Person,        (Check all applicable)
                                                     if an entity (voluntary)
c/o Group 4 Falck A/S                                                                        Director        X  10% Owner
Polititorvet, DK-1780 Copenhagen V                                                      ---                 ---
-------------------------------------------------
                  (Street)                                                                   Officer (give      Other (specify
                                                                                        ---  title below)   --- below)
Copenhagen,        Denmark
-------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)              (Zip)

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6. Amendment, Date of Original
   (Month/Day/Year)

-------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)

     Form filed by One Reporting Person
---

 X   Form filed by More than One Reporting Person
---
--------------------------------------------------

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                                 Table I - Non-Derivative Securities Beneficially Owned

-------------------------------------------------------------------------------------------------------------------------------
1. Title of Security (Instr. 4)        2. Amount of Securities            3. Ownership Form:         4. Nature of Indirect
                                          Beneficially Owned (Instr. 4)      Direct (D) or              Beneficial Ownership
                                                                             Indirect (I)               (Instr. 5)
                                                                             (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share            12,000,000                      I                           (1)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

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

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction 54(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                               Page 1 of 3 Pages

FORM 3 (continued)    Table II - Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------
1. Title of Derivative               2. Date Exercisable          3. Title and Amount of Securities
   Security (Instr. 4)                  and Expiration Date          Underlying Derivative Security
                                        (Month/Day/Year)             (Instr. 4)

                                     ------------------------------------------------------------------
                                                                                        Amount
                                      Date         Expiration                           or Number
                                      Exercisable  Date                  Title          of Shares
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
  4.  Conversion or      5. Ownership Form     6. Nature of Indirect
      Exercise Price        of Derivative         Beneficial Ownership
      of Derivative         Security:             (Instr. 5)
      Security              Direct (D) or
                            Indirect (I)
                            (Instr. 5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Explanation of Responses:
     (1) These securities are held indirectly by The Wackenhut Corporation whose sole shareholder is Milestone Holding One, Inc. ("MHO"), a wholly-owned subsidiary of Group 4 Falck A/S ("Group 4 Falck"). MHO and Group 4 Falck disclaim beneficial ownership of these securities.

MILESTONE HOLDING ONE, INC.                                 GROUP 4 FALCK A/S

**By: /s/ Lars Norby Johansen            May 22, 2002       **By: /s/ Lars Norby Johansen            May 22, 2002
      -----------------------------     --------------            -----------------------------     --------------
      Lars Norby Johansen                   Date                  Lars Norby Johansen                    Date
      President and CEO                                           President and CEO

**By: /s/ Derrick Miller                 May 22, 2002       **By: /s/ Derrick Miller                 May 22, 2002
      -----------------------------     --------------            -----------------------------     --------------
      Derrick Miller                        Date                  Derrick Miller                         Date
      Group CFO                                                   Group CFO

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION


Name:                      Group 4 Falck A/S


Address:                   Polititorvet, DK-1780 Copenhagen V
                           Copenhagen, Denmark


Designated Filer:          Milestone Holding One, Inc.


Issuer & Ticker Symbol:    Wackenhut Corrections Corporation ("WHC")


Date of Event
Requiring Statement:       May 8, 2002


Signature:                 GROUP 4 FALCK A/S


                           By: /s/ Lars Norby Johansen
                              --------------------------
                                   Lars Norby Johansen
                                   President and CEO

                           By: /s/ Derrick Miller
                              --------------------------
                                   Derrick Miller
                                   Group CFO